EXHIBIT 99.4

NEWS RELEASE

FOR IMMEDIATE RELEASE

inTEST ANNOUNCES STOCK REPURCHASE PROGRAM

MANSFIELD, MA, August 1, 2019 - inTEST Corporation (NYSE American: INTT), a global supplier of precision-engineered solutions for use in manufacturing and testing across a wide range of markets including automotive, defense/aerospace, energy, industrial, semiconductor and telecommunications, today announced that its Board of Directors has authorized the repurchase of up to $3 million of the Company's common stock from time to time on the open market, in accordance with Rule 10b-18 under the Securities Exchange Act of 1934, as amended, or in privately negotiated transactions pursuant to a newly authorized stock repurchase plan (the “2019 Repurchase Plan”). The timing and amount of any shares repurchased under the 2019 Repurchase Plan will be determined by the Company’s management, based on its evaluation of market conditions and other factors. Repurchases may also be made under a Rule 10b5-1 plan to be entered into with RW Baird & Co, which would permit shares to be repurchased when the Company might otherwise be precluded from doing so under insider trading laws and the Company’s internal trading windows.

The 2019 Repurchase Plan does not obligate the Company to purchase any particular amount of common stock and may be suspended or discontinued at any time without prior notice. The 2019 Repurchase Plan will be funded using the Company's operating cash flow or available cash. inTEST Corporation had approximately 10.6 million shares of common stock outstanding as of June 30, 2019.

The stock repurchase program is intended to provide the Company with an effective mechanism for capital management. inTEST Chairman of the Board Joseph W. Dews, IV commented, “The Board of Directors and senior management strongly believe that inTEST’s growth prospects and long-term strategy are not reflected in the Company’s current stock price. This stock repurchase program demonstrates our confidence in the strength of our business and our commitment to creating and returning value to all of our shareholders.”

About inTEST Corporation

inTEST Corporation is a global supplier of precision-engineered solutions for use in manufacturing and testing across a wide range of markets including automotive, defense/aerospace, energy, industrial, semiconductor and telecommunications. Backed by decades of engineering expertise and a culture of operational excellence, we solve difficult thermal, mechanical and electronic challenges for customers worldwide while generating strong cash flow and profits. Our strategy uses these strengths to grow and increase shareholder value by maximizing our businesses and by identifying, acquiring and optimizing complementary businesses.

For more information visit www.intest.com.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements do not convey historical information, but relate to predicted or potential future events that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, the Company’s ability to implement and execute the 2019 Repurchase Plan and other risk factors set forth from time to time in our SEC filings, including, but not limited to, our periodic reports on Form 10-K and Form 10-Q. inTEST undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

Contacts

inTEST Corporation Hugh T. Regan, Jr. Treasurer and Chief Financial Officer Tel: 856-505-8999	Investors: Laura Guerrant-Oiye, Principal Guerrant Associates lguerrant@guerrantir.com Tel: (808) 960-2642

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